Exhibit 1

29 SEPTEMBER 2017

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

BRITISH AMERICAN TOBACCO P.L.C.

Additional Listing Application in connection with the acquisition of Reynolds American, Inc.

In connection with the acquisition by British American Tobacco p.l.c. (“BAT” or the “Company”) of the remaining 57.8% of Reynolds American, Inc. (“Reynolds”) it did not already own on 25 July 2017 (the “Acquisition”), an application has been made to the UK Listing Authority (the “UKLA”) and the London Stock Exchange (“LSE”), and will be made to the Johannesburg Stock Exchange (“JSE”), in each case for 15,035 ordinary shares of 25 pence each in BAT (“BAT Shares”) to be admitted to the premium listing segment of the Official List of the UKLA and to trading on the main market for listed securities of the LSE and to be admitted to listing and trading on the main board of the securities exchange operated by the JSE (together, the “Applications”).

The Applications relate to BAT Shares represented by BAT American Depositary Shares (“BAT ADSs”) issued as the share portion of the consideration for the Acquisition to former shareholders of Reynolds who have lost or effectively withdrawn their appraisal rights pursuant to Article 13 of the North Carolina Business Corporations Act.

It is expected that the new BAT Shares represented by BAT ADSs issued to former shareholders of Reynolds in connection with the Acquisition will be admitted to the premium listing segment of the Official List of the UKLA and to trading on the main market for listed securities of the LSE at 8:00am (UK time) on 3 October 2017 and will also be listed on the main board of the securities exchange operated by the JSE.

ENQUIRIES

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATPress

British American Tobacco Investor Relations
Mike Nightingale / Rachael Brierley
+44 (0) 20 7845 1180 / 1519

FTI Consulting (UK PR agency)
John Waples: +44 (0)20 3727 1515
Edward Bridges: +44 (0)20 3727 1067
David Waller: +44 (0)20 3727 1651

Sard Verbinnen & Co. (US PR agency)
US: George Sard / Jim Barron: +1 212 687 8080
UK: Michael Henson: +44 (0)20 3178 8914

Centerview Partners
UK: Nick Reid / Hadleigh Beals: +44 (0)207 409 9700
US: Blair Effron: +1 212 380 2650

Deutsche Bank
UK: Nigel Meek / James Ibbotson
Matt Hall / Jimmy Bastock (Corporate Broking)
+44 (0)207 545 8000

US: James Stynes: +1 212 250 2500

UBS
John Woolland / James Robertson
David Roberts / Alia Malik (Corporate Broking)
+44 (0)207 568 1000

NOTES TO EDITORS

About BAT

British American Tobacco is one of the world’s leading consumer products businesses, with brands sold in more than 200 markets. We have five Global Drive Brands – Dunhill, Kent, Lucky Strike, Pall Mall and Rothmans – and over 200 brands in our portfolio, including a growing portfolio of Next Generation Products. We hold robust market positions in each of our regions and have leadership positions in more than 55 markets.

Centerview Partners, Deutsche Bank and UBS are acting as financial advisers to BAT. Deutsche Bank and UBS are joint corporate brokers to BAT and acting as joint sponsors to BAT in relation to the transaction described in this announcement.  Cravath, Swaine & Moore LLP and Herbert Smith Freehills LLP are acting for BAT as US and UK legal counsel respectively.  PwC are acting as accountants and advisors to BAT on the transaction described in this announcement.

Centerview Partners UK LLP (“Centerview Partners”) is authorised and regulated by the Financial Conduct Authority in the United Kingdom.  Centerview Partners is acting exclusively for BAT and no one else in connection with the transaction described in this announcement.  Centerview Partners will not regard any other person as its client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of Centerview Partners or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and Financial Conduct Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority, are available on request or from www.db.com/en/content/eu_disclosures.htm.

Deutsche Bank AG, acting through its London branch (“DB London”), and Deutsche Bank Securities Inc. (“DBSI” and with DB London, “DB”) are acting as joint financial adviser and DB London is acting as joint corporate broker and joint sponsor to BAT. DB are acting exclusively for BAT and no one else in connection with the transaction described in this announcement. DB will not regard any other person as their client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of DB or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

UBS Limited is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom. UBS Limited is acting exclusively for BAT and no one else in connection with the transaction described in this announcement. UBS Limited will not regard any other person as its client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of UBS Limited or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

Apart from the responsibilities and liabilities, if any, which may be imposed on it by the Financial Services and Markets Act 2000, none of Centerview Partners, DB or UBS Limited accepts any responsibility whatsoever and makes no representation or warranty, express or implied, as to the contents of this announcement, including its accuracy, fairness, sufficiency, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with BAT or the transaction described in this announcement, and nothing in this announcement is, or shall be relied upon as, a promise or representation in this respect, whether as to the past or the future. Each of Centerview Partners, DB and UBS Limited accordingly disclaims to the fullest extent permitted by law all and any responsibility and liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of this announcement.

Overseas jurisdictions

The release, publication or distribution of this announcement in or into jurisdictions other than the United States, the United Kingdom or South Africa may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the United States, the United Kingdom or South Africa should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the transaction disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this announcement and formal documentation relating to the transaction will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction outside of the United States, the United Kingdom and South Africa where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. Doing so may render invalid any related purported vote in respect of the transaction.

Forward looking statements

Certain statements in this communication that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this communication. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the failure to realize contemplated synergies and other benefits from mergers and acquisitions, including the merger of Reynolds  and BAT; the effect of mergers, acquisitions and divestitures, including the merger of Reynolds and BAT, on BAT’s operating results and businesses generally; the ability to maintain credit ratings; changes in the tobacco industry and stock market trading conditions; changes or differences in domestic or international economic or political conditions; changes in tax laws and rates; the impact of adverse legislation and regulation; the ability to develop, produce or market new alternative products profitably; the ability to effectively implement strategic initiatives and actions taken to increase sales growth; the ability to enhance cash generation and pay dividends; adverse litigation and dispute outcomes; and changes in the market position, businesses, financial condition, results of operations or prospects of BAT.

Additional information concerning these and other factors can be found in BAT’s and Reynolds’s filings with the U.S. Securities and Exchange Commission (“SEC”), including Reynolds’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and BAT’s registration statement on Form F-4, which was declared effective by the SEC on June 14, 2017, and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and BAT’s Annual Reports, which may be obtained free of charge from BAT’s website www.BAT.com. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and BAT undertakes no obligation to update or revise publicly any forward-looking statements or other data or statements contained within this communication, whether as a result of new information, future events or otherwise.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Non-solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from the registration requirement under Section 5 of the Securities Act.